April 2025

Preliminary Pricing Supplement No. 7,901

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 15, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the common stock of Apple Inc. (the “underlying stock”)

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a minimum payment at maturity equal to only 85% of the face amount and have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document. At maturity:

￭If the price of the underlying stock has increased, investors will receive the face amount plus a positive return equal to 100% of the percentage increase in the price of the underlying stock from the starting price, subject to a maximum return at maturity of at least 72.00% (to be determined on the pricing date) of the face amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,720 per security

￭If the price of the underlying stock has decreased, investors will have 1-to-1 downside exposure to the first 15% decline in the price of the underlying stock from the starting price, and investors may lose up to 15% of the face amount

￭Investors may lose up to 15% of the face amount of the securities

￭These long-dated securities are for investors who seek an equity-based return and who are willing to risk 15% of the face amount of their securities and risk their investment and forgo current income and upside above the maximum return in exchange for the repayment of at least 85% of the face amount

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments on the securities, including the payment of the minimum payment at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the underlying stock

The current estimated value of the securities is approximately $947.50 per security, or within $47.50 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 3.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$38.70	$961.30
Total	$	$	$

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $38.70 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $30.00 per security, and WFA may receive a distribution expense fee of $1.20 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 26, 2030†, subject to postponement if the calculation day is postponed*
Underlying stock:	The common stock of Apple Inc. (the “Underlying company”) (Nasdaq symbol: AAPL)
Maturity payment amount:

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

●If the ending price is greater than the starting price:

$1,000 plus the lesser of:

(ii) the maximum return

●If the ending price is less than the starting price: the greater of:

(ii) the minimum payment at maturity

If the ending price is less than the starting price, you will have 1-to-1 downside exposure to the first 15% decline in the price of the underlying stock from the starting price and you may lose up to 15% of the face amount of your securities at maturity.

Stock return:
Minimum payment at maturity:	$850.00 per security (85% of the face amount)
Participation rate:	100%
Starting price:	$ , which is the stock closing price on the pricing date
Stock closing price:

With respect to the underlying stock, stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement for principal at risk securities.

Ending price:	The “ending price” will be the stock closing price on the calculation day
Calculation day:	April 23, 2030**†
Maximum return:

The “maximum return” will be determined on the pricing date and will be at least 72.00% of the face amount per security (at least $720 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,720 per security

Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	April 23, 2025†
Original issue date:	April 28, 2025† (3 business days after the pricing date)
CUSIP / ISIN:	61778JXH8 / US61778JXH84
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation day and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

*Subject to postponement pursuant to “General Terms of the Securities—Payment Dates” in the accompanying product supplement for principal at risk securities.

**Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

April 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $947.50, or within $47.50 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the maximum return, the minimum payment at maturity and the participation rate, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Investor Considerations

The Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030 (the “securities”) may be appropriate for investors who:

￭Seek an alternative to direct exposure to the underlying stock that provides returns for any positive performance of the underlying stock, subject to the maximum return

￭Desire to limit downside exposure to the underlying stock since the securities provide for a minimum payment at maturity equal to 85% of the face amount

￭Understand that if the ending price is less than the starting price, they will have 1-to-1 downside exposure to the first 15% decline in the price of the underlying stock from the starting price and may lose up to 15% of the face amount per security at maturity

￭Desire to potentially outperform the underlying stock in a range of bearish scenarios

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity

￭Are unwilling to accept the risk that the ending price of the underlying stock may decrease from the starting price and that they may lose up to 15% of the face amount per security at maturity

￭Seek full return of the face amount of the securities at maturity

￭Seek current income from their investments

￭Seek exposure to the underlying stock but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities

￭Are unwilling to accept our credit risk

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying stock, please see the section titled “Apple Inc. Overview” below.

April 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Determining Payment at Maturity

At maturity, the maturity payment amount per $1,000 face amount of securities will be determined as follows:

April 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the maturity payment amount on the securities based on the following terms:

Face amount:	$1,000 per security
Participation rate:	100%
Minimum payment at maturity:	85% of the face amount ($850 per security)
Hypothetical maximum return:	72.00% of the face amount ($720 per security)

Securities Payoff Diagram

The underlying stock
The securities
Maturity payment amount per security
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$1,720
Hypothetical
maximum payment
amount
$1,000
Face amount
$850
Minimum
payment at
maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Stock return

April 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Scenario Analysis and Examples of Maturity Payment Amount at Maturity

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying stock relative to the starting price. We cannot predict the ending price on the calculation day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the underlying stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity on a hypothetical offering of the securities, based on the following terms*:

Investment term:	Approximately 5 years
Hypothetical starting price:	$100.00
Minimum payment at maturity:	85.00% of the face amount ($850 per security)
Participation rate:	100%
Hypothetical maximum return:	72.00% of the face amount ($720 per security)

* The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and maximum return will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing prices of the underlying stock, see the historical information set forth herein.

Example 1— The price of the underlying stock increases from a starting price of $100.00 to an ending price of $110.00.

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × stock return × participation rate
$1,000 × 10% × 100%
= $100.00, and

(ii)the maximum return of $720

On the maturity date, you would receive the maturity payment amount equal to $1,100.00 per $1,000 face amount of securities, resulting in a total return on the securities of 10%.

Example 2—The price of the underlying stock increases from a starting price of $100.00 to an ending price of $180.00.

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount would equal $1,000 plus a positive return equal to the lesser of:

(i)$1,000 × stock return × participation rate
$1,000 × 80% × 100%
= $800.00, and

(ii)the maximum return of $720

On the maturity date, you would receive the maturity payment amount equal to $1,720 per $1,000 face amount of securities (which is the maximum maturity payment amount), resulting in a total return on the securities of 72.00%. The appreciation potential of the securities is limited by the hypothetical maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because the maturity payment amount will be limited to 172.00% of the face amount for the securities (assuming a maximum return of $720 per security), any increase in the ending price over the starting price by more than 72.00% of the starting price will not further increase the return on the securities.

April 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Example 3—The price of the underlying stock decreases from a starting price of $100.00 to an ending price of $97.00.

Because the hypothetical ending price is less than or equal to the hypothetical starting price, you would lose a portion of the face amount of your securities and the maturity payment amount per security would be equal to the greater of:

(i)	$1,000	-	$1,000	×	$100.00 – $97.00 $100.00	= $970.00	; and

(i)the minimum payment at maturity of $850.00

On the stated maturity date, you would receive $970.00 per security.

Example 4—The price of the underlying stock decreases from a starting price of $100.00 to an ending price of $50.00.

Because the hypothetical ending price is less than the hypothetical starting price you would lose a portion of the face amount of your securities and the maturity payment amount per security would be equal to the greater of:

(i)	$1,000	-	$1,000	×	$100.00 – $50.00 $100.00	= $500.00	; and

(i)the minimum payment at maturity of $850.00

On the stated maturity date, you would receive $850.00 per security, which is the minimum payment at maturity.

April 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Scenario Analysis – Hypothetical Maturity Payment Amount for each $1,000 Face Amount of Securities.

Performance of the Underlying Stock*		Performance of the Securities(1)
Ending Price	Percentage Change from the Starting Price to the Ending Price	Maturity Payment Amount	Return on Securities(2)
$200.00	100.00%	$1,720.00	72.00%
$190.00	90.00%	$1,720.00	72.00%
$180.00	80.00%	$1,720.00	72.00%
$172.00	72.00%	$1,720.00	72.00%
$170.00	70.00%	$1,700.00	70.00%
$160.00	60.00%	$1,600.00	60.00%
$150.00	50.00%	$1,500.00	50.00%
$140.00	40.00%	$1,400.00	40.00%
$130.00	30.00%	$1,300.00	30.00%
$120.00	20.00%	$1,200.00	20.00%
$110.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,050.00	5.00%
$100.00(3)	0.00%	$1,000.00	0.00%
$99.00	-1.00%	$999.00	-1.00%
$97.50	-2.50%	$997.50	-2.50%
$95.00	-5.00%	$995.00	-5.00%
$90.00	-10.00%	$990.00	-10.00%
$85.00	-15.00%	$850.00	-15.00%
$84.00	-16.00%	$850.00	-15.00%
$80.00	-20.00%	$850.00	-15.00%
$70.00	-30.00%	$850.00	-15.00%
$60.00	-40.00%	$850.00	-15.00%
$50.00	-50.00%	$850.00	-15.00%
$40.00	-60.00%	$850.00	-15.00%
$30.00	-70.00%	$850.00	-15.00%
$20.00	-80.00%	$850.00	-15.00%
$10.00	-90.00%	$850.00	-15.00%
$0.00	-100.00%	$850.00	-15.00%

*The underlying stock excludes cash dividend payments on the underlying stock.

(1) Assumes a maximum return of 72.00% of the face amount ($720 per security). The actual maximum return will be determined on the pricing date.

(2) The “Return on Securities” is the number, expressed as a percentage, which results from comparing the maturity payment amount per $1,000 face amount of securities to the purchase price of $1,000 per security.

(3) The hypothetical starting price

April 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide for a minimum payment at maturity of only 85% of the face amount. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment at maturity of only 85% of the face amount. If the ending price is less than the starting price, investors will lose 1% for every 1% decline of the ending price from the starting price, subject to the minimum payment at maturity. Investors may lose up to 15% of the face amount of the securities.

￭The appreciation potential of the securities is limited by the maximum return. The appreciation potential of the securities is limited by the maximum return. Although the participation rate provides 100% exposure to any increase in the ending price over the starting price, because any positive return on the securities will be limited to the maximum return of at least 72.00% of the face amount for the securities, any increase in the ending price over the starting price by more than at least 72.00% of the starting price, depending on the actual maximum return, will not further increase the return on the securities.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. or any other dealer may be willing to purchase or sell the securities in the secondary market, including the trading price and volatility (frequency and magnitude of changes in value) of the underlying stock, dividend rates on the underlying stock, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or equities markets generally and which may affect the ending price, the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. You cannot predict the future performance of the underlying stock based on its historical performance. If the ending price is less than the starting price, you will be exposed on a 1-to-1 basis to any decline in the ending price, subject to the minimum payment at maturity. See “Apple Inc. Overview” below. You may receive less, and possibly significantly less, than the face amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

April 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

￭The amount payable on the securities is not linked to the stock closing price at any time other than the calculation day. The ending price will be based on the stock closing price on the calculation day, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying stock increases prior to the calculation day but then decreases by the calculation day, the maturity payment amount may be less, and may be significantly less, than it would have been had the maturity payment amount been linked to the price of the underlying stock prior to such decrease. Although the actual price of the underlying stock on the maturity date or at other times during the term of the securities may be higher than the ending price, the maturity payment amount will be based solely on the stock closing price on the calculation day.

￭Investing in the securities is not equivalent to investing in the underlying stock. Investing in the securities is not equivalent to investing in the underlying stock. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 5 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the

April 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price and the ending price and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities— Certain Terms for Securities Linked to an Underlying Stock— Market Disruption Events,” “—Adjustment Events,” “ —Consequences of a Market Disruption Event; Postponement of a Calculation Day,” “Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase the price at or above which the underlying stock must close on the calculation day so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the calculation day, could adversely affect the price of the underlying stock on the calculation day, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying stock to which the securities are linked.

Risks Relating to the Underlying Stock

￭No affiliation with Apple Inc. Apple Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

￭We may engage in business with or involving Apple Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests and thus may acquire non-public information about Apple Inc. Neither we nor any of our affiliates undertakes to disclose

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any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc. which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuer of the underlying stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event that can affect the underlying stock. For example, the calculation agent is not required to make any adjustments if the issuer of the underlying stock or anyone else makes a partial tender or partial exchange offer for the underlying stock, nor will adjustments be made following the calculation day. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. For example, if the record date for a regular cash dividend were to occur on or shortly before the calculation day, this may decrease the ending price to be less than the threshold price (resulting in a loss of some or all of your investment in the securities), materially and adversely affecting your return.

￭Historical closing prices of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the securities. No assurance can be given as to the price of the underlying stock at any time, including on the calculation day, because historical closing prices of the underlying stock do not provide an indication of future performance of the underlying stock.

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Apple Inc. Overview

Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories, and sells a variety of related services. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-36743 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

The following graph sets forth the daily closing prices of the underlying stock for the period from January 1, 2020 through April 14, 2025. The closing price of the underlying stock on April 14, 2025 was $202.52. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The historical closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying stock at any time, including on the calculation day.

Common Stock of Apple Inc. Daily Closing Prices January 1, 2020 to April 14, 2025

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Apple Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Apple Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities. This discussion applies to you only if you are an initial investor in the securities who:

●purchases the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

●holds the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

●certain financial institutions;

●insurance companies;

●dealers and certain traders in securities or commodities;

●investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

●U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●regulated investment companies;

●real estate investment trusts; or

●tax-exempt entities, “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

We will not attempt to ascertain whether any issuer of any shares to which a security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or retirement of a security. If a U.S. Holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. Holder would generally be required to file Internal Revenue Service (“IRS”) Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor any alternative minimum tax consequences, special tax accounting rules under Section 451 of the Code or consequences resulting from the Medicare tax on investment income.

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This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, it is more likely than not that the securities will be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the securities for U.S. federal income tax purposes as “contingent payment debt instruments” (or “CPDIs”) for U.S. federal income tax purposes, as described below under “—Tax Consequences to U.S. Holders.”

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Events.”

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Securities. Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the securities will be required to accrue interest income on the securities on a constant yield basis, based on a comparable yield as described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting for U.S. federal income tax purposes. Accordingly, a U.S. Holder will be required to include interest in income each year, even though no payment will be made prior to maturity with respect to a security.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities that equals the product of:

●the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period;

●the comparable yield (as defined below) of the securities, adjusted for the length of the accrual period; and

●the number of days during the accrual period that the U.S. Holder held the securities divided by the number of days in the accrual period.

The “adjusted issue price” of a security is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid).

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the securities, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the securities. This schedule must produce a yield to maturity that equals the comparable yield.

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For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a security, unless the U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the securities were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

Adjustments to Interest Accruals on the Securities. Subject to the discussion below concerning fixed but deferred contingent payments, if the only contingent payment provided for in a security is made at maturity (that is, the security either (i) does not pay a cash coupon during the term of the security or (ii) pays a cash coupon at a fixed rate), a U.S. Holder generally will not be required to make any of the adjustments discussed in the following paragraphs, except at maturity or other scheduled retirement of the security.

If, during any taxable year, a U.S. Holder receives actual payments with respect to a security that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to a security that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the security for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the security during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the security or to reduce the amount realized on a sale, exchange or retirement of the security. In the case of U.S. Holders who are individuals, a net negative adjustment is not treated as a miscellaneous itemized deduction (which for non-corporate U.S. Holders would be non-deductible or, for taxable years beginning in 2026, subject to the “two percent floor” limitation on deductibility).

Special rules will apply if one or more contingent payments on a security become fixed. If one or more contingent payments on a security become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of those contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a security become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the security. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the security and the character of any gain or loss on the sale or exchange of the security will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

Sale, Exchange or Retirement of Securities. Generally, the sale, exchange or retirement of a security will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on such a sale, exchange or retirement of a security will equal the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the security. As previously discussed under “—Adjustments to Interest Accruals on the Securities,” to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment carryforward to reduce the amount realized on the sale, exchange or retirement of the securities.

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A U.S. Holder’s adjusted tax basis in a security generally will equal the U.S. Holder’s original purchase price for the security, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the securities (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a security generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the security, and thereafter capital loss (which will be long-term if the security has been held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. Holder that recognizes a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Upon the scheduled retirement of a security, for purposes of determining the “amount realized” on the scheduled retirement, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due on that date (rather than the actual amount received). However, any difference between the actual amount received on the scheduled retirement and such projected amount will factor into the determination of the net positive or net negative adjustment for such year, as discussed above under “—Adjustments to Interest Accruals on the Securities.”

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

●a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

●certain former citizens or residents of the United States; or

●a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, payments (including OID) with respect to a security, and gain recognized on the sale, exchange or other disposition of the security, should not be subject to U.S. federal income or withholding tax under current law, provided that:

●the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

●the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

●the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

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●the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8 on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should be aware that a security that is treated as debt for U.S. federal estate tax purposes generally will not be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the security, if received by the decedent at the time of death, would not have been subject to U.S. federal withholding or income tax because of the exemption from withholding of “portfolio interest.”

If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Possible Application of Section 871(m) of the Code

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) impose a withholding tax of 30% (or lower treaty rate applicable to dividends) on certain “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Subject to the discussion below concerning securities issued before January 1, 2027, a security, because it is linked to U.S. equities or indices that include U.S. equities, will generally be subject to the Section 871(m) withholding regime if at issuance it (i) has a “delta” of 0.80 or higher with respect to the underlying U.S. equity or (ii) substantially replicates the economic performance of the underlying U.S. equity, as determined by a “substantial equivalence” test that, among other factors, takes into account the initial number of shares of the underlying U.S. equity needed to hedge the transaction fully. The tests described above are set forth in the regulations. Under these rules, withholding may apply even though the securities do not provide for any payment that is explicitly linked to a dividend. The regulations provide for certain exceptions to the withholding requirements, in particular for instruments linked to certain broad-based indices (a “qualified index”) that meet standards set forth in the regulations, as well as certain securities that track a qualified index.

Under an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a “delta” of one with respect to any U.S. equity. If the terms of a security are subject to a “significant modification” (as described below under “Possible Taxable Events”), the security will generally be treated as reissued for this purpose at the time of the significant modification.

The calculations of “delta” are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the security, i.e., when all material terms have been agreed on, and (ii) the issuance of the security.

Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any underlying U.S. equities on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any underlying U.S. equities, our counsel is of the opinion that the securities should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on the Non-U.S. Holder’s particular circumstances. For example, the application of Section 871(m) may be affected if a Non-U.S. Holder enters into another transaction in connection with the acquisition of a security. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) to the securities in their particular circumstances.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities as well as in connection with the proceeds from a sale, exchange or other disposition of the securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Certification Requirement” will satisfy

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the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividends (including dividend equivalents) or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to any payment of U.S.-source FDAP income and to any payment of gross proceeds of the disposition (including upon retirement) of the securities. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply to payments of gross proceeds (other than amounts treated as interest or other FDAP income). If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

Possible Taxable Events

A change in the methodology by which an underlying stock is calculated, a change in the components of an underlying stock, the designation of a successor index or other similar circumstances resulting in a material change to a basket or an underlying asset or to the method by which amounts payable are determined on the securities could result in a “significant modification” of the affected securities.

A significant modification of the securities would generally result in the securities being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities, and your holding period for your securities could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued securities could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the securities after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the securities. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $38.70 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $30.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley

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Morgan Stanley Finance LLC

Market Linked Securities—Upside Participation to a Cap and Partial Principal Return at Maturity

Principal at Risk Securities Linked to the Common Stock of Apple Inc. due April 26, 2030

dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the maximum return, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement for principal at risk securities.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at ,www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities or in the prospectus.

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